As filed with the U.S. Securities and Exchange Commission on March 20, 2024	Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Wag! Group Co.
(Exact name of registrant as specified in its charter)

Delaware	88-3590180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Francisco Street, Suite 360 San Francisco, California	94133
(Address of principal executive offices)	(Zip Code)
Wag! Group Co. 2022 Omnibus Incentive Plan
(Full title of the plan)
Garrett Smallwood
Chief Executive Officer
Wag! Group Co.
55 Francisco Street, Suite 360
San Francisco, California 94133
(Name and address of agent for service)
(707) 324-4219
(Telephone number, including area code, of agent for service)
Copies to:
Kathleen M. Wells
Richard Kim
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.    ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Wag! Group Co. (the “Registrant”) for the purpose of registering additional shares of the Registrant’s Common Stock, par value $0.0001 per share (the “Common Stock”), that have become reserved for issuance as a result of the operation of the “evergreen” provision in the Registrant’s 2022 Omnibus Incentive Plan (the “2022 Plan”), which provides that the total number of shares subject to such plan will be increased on the first day of each calendar year pursuant to a specified formula or will be increased to such lesser number of shares as may be determined by the Administrator (as defined in the 2022 Plan). The Registrant is hereby registering an additional 6,060,703 shares of its Common Stock issuable under the 2022 Plan, of which 3,684,877 became available for issuance under the 2022 Plan on January 1, 2023 and 2,375,826 became available for issuance under the 2022 Plan on January 1, 2024. These additional shares of Common Stock are securities of the same class as other securities for which an original Registration Statement on Form S-8 relating to the same benefit plan was filed with the Securities and Exchange Commission (the “Commission”) on December 1, 2022 (File No. 333-268620).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:
(a)The contents of the Registrant’s earlier Registration Statement on Form S-8 relating to the 2022 Plan, previously filed with the Commission on December 1, 2022 (File No. 333-268620);
(b)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 20, 2024;
(c)The Registrant’s Current Report on Form 8-K, filed with the Commission on March 8, 2024; and
(d)The description of the Registrant’s common stock contained in a Registration Statement on Form 8-A filed on August 27, 2021 (File No. 001-40764) under the Exchange Act, as updated by Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information filed under Items 2.02 or 7.01 of a Current Report on Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 8.    Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
4.1	Corrected Certificate of Incorporation of Wag! Group Co.	8-K	3.1	3/8/2024
4.2	Bylaws of Wag! Group Co.	8-K	3.2	8/15/2022
4.3	Specimen Common Stock Certificate	S-1	4.2	9/14/2022
5.1*	Opinion of Latham & Watkins LLP
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2*	Consent of BDO USA, P.C.
23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (contained on signature page hereto)
99.1#	Wag! Group Co. 2022 Omnibus Incentive Plan	10-K	10.6	3/20/2024
99.2#	Form of Restricted Stock Unit Notice and Grant Agreement under the Wag! Group Co. 2022 Omnibus Incentive Plan	S-8	99.2	12/1/2022
107.1*	Calculation of Filing Fee Tables

*    Filed herewith.
#    Management contract or compensatory plan or arrangement.
Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 20th day of March 2024.

WAG! GROUP CO.

By:	/s/ GARRETT SMALLWOOD
Garrett Smallwood
Chief Executive Officer and Chairman
(Principal Executive Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Garrett Smallwood, Alec Davidian, and Nicholas Yu, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and to file the same, with any exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ GARRETT SMALLWOOD	Chief Executive Officer and Chairman	March 20, 2024
Garrett Smallwood	(Principal Executive Officer and Director)

/s/ ALEC DAVIDIAN	Chief Financial Officer	March 20, 2024
Alec Davidian	(Principal Financial and Accounting Officer)

/s/ KIMBERLY A. BLACKWELL	Director	March 20, 2024
Kimberly A. Blackwell

/s/ MELINDA CHELLIAH	Director	March 20, 2024
Melinda Chelliah

/s/ ROGER LEE	Director	March 20, 2024
Roger Lee

/s/ JOCELYN MANGAN	Director	March 20, 2024
Jocelyn Mangan

/s/ SHEILA LIRIO MARCELO	Director	March 20, 2024
Sheila Lirio Marcelo

/s/ BRIAN YEE	Director	March 20, 2024
Brian Yee